Exhibit 99.1

FOR IMMEDIATE RELEASE

Analysts and Institutional Investors:	Shareholder Services:
James A. Fleming
EVP - Chief Financial Officer	T 855-347-0042 (toll free)
T 404-465-2200	F 816-701-7629
E shareholders@columbiapropertytrust.com

Tripp Sullivan
Corporate Communications, Inc.
T 615-324-7335
E tripp.sullivan@cci-ir.com

Columbia Property Trust Reports Fourth Quarter 2013 Results
ATLANTA--February 12, 2014--Columbia Property Trust, Inc. (the “Company”) (NYSE: CXP) reported financial results today for the fourth quarter and year ended December 31, 2013.
Highlights:

•
For the fourth quarter of 2013, compared with the prior-year period, Normalized Funds from Operations (FFO) per diluted share increased 11% to $0.52, Adjusted Funds from Operations (AFFO) per diluted share increased 13% to $0.35, and Net Income Attributable to Common Shareholders per diluted share increased 11% to $0.10

•
For the full year 2013, compared with 2012, Normalized FFO per diluted share increased 4% to $2.08, AFFO per diluted share decreased 2% to $1.41, and Net Income Attributable to Common Stockholders per diluted share decreased 66% to $0.12

•	Completed $521.5 million sale of 18 properties and used proceeds to pay down $90 million of secured debt and $115 million of unsecured debt and to fund $234.1 million purchase of common shares

•	Completed 1.8 million square feet of new and renewal leasing in 2013
“The fourth quarter capped one of the more successful and important years in the progression of our company,” noted Nelson Mills, President, CEO and Director of Columbia Property Trust. “We gained substantial momentum in leasing and operational performance, and we improved our liquidity and strategic focus with a $500 million disposition of selected assets. We are pleased with the growth in Normalized FFO and AFFO in the quarter and the solid foundation it provides for executing our business plan in 2014.
“We have outlined clear objectives for 2014 and beyond that we believe will establish Columbia Property Trust, not only as an effective real estate operator, but also as a proven value creator. We believe these objectives will drive improved performance of our core portfolio as well as generate opportunities for value creation and growth. We expect to continue to build out our team with regional talent and relationships to extend and enhance our operating platform within strategic markets.  We expect our acquisitions, anticipated to be primarily value-added opportunities, to be funded with current balance sheet capacity and potential disposition proceeds. We expect to continue to utilize our investment grade balance sheet to capture opportunities that improve our long-term earnings potential as well as enhance current value for our shareholders.”
Portfolio Repositioning:

•
In November, we closed on the sale of 18 properties totaling approximately 4.0 million square feet in 12 markets for a gross sales price of $521.5 million, which meaningfully improves our geographical concentration by reducing the number of markets in which we own properties from 25 to 16.

Capital Markets Activity:

•
On October 10, 2013, the date of our listing on the NYSE, we commenced a modified "Dutch-auction" tender offer to purchase for cash up to $300.0 million in value of shares of our common stock (the “Tender Offer”). On November 18, 2013, we used net proceeds from the sale of 18 properties described above to purchase in the Tender Offer 9.4 million shares of common stock at a purchase price of $25.00 per share for an aggregate cost to us of $234.1 million, exclusive of fees and expenses.

•
In November, we repaid the $90 million loan secured by the Wildwood Parkway buildings in Atlanta with proceeds from our 18-property disposition. As a result, we recorded a loss on early extinguishment of debt in the fourth quarter of $4.7 million, or $0.04 per diluted share.

Portfolio Highlights:

•
During the fourth quarter, we entered into leases for approximately 502,000 rentable square feet of office space (the majority related to new leasing) with an average lease term of approximately 8.4 years. Our fourth quarter leasing activity included:

◦	New lease with Baker & Hostetler LLP for 115,615 square feet at our Key Center property in Cleveland, OH.

◦	Renewal lease with Novartis Pharmaceuticals for 71,057 square feet at our 180 Park Avenue #105 property in Florham Park, NJ.

◦	New lease with Net I.Q. Corporation for 55,380 square feet at our 515 Post Oak property in Houston, TX.

◦	New lease with Amazon Web Services for 49,064 square feet at our University Circle property in Palo Alto, CA.

◦	Renewal lease with Deloitte & Touche for 41,718 square feet at our Key Center property in Cleveland, OH.

•	Subsequent to quarter end, we signed a renewal and extension with T. Rowe Price Associates for 424,877 square feet at our 100 East Pratt property in Baltimore, MD.

•	For 2013, we entered into leases for approximately 1.8 million rentable square feet of office space (including 587,000 square feet of new leases) with an average lease term of approximately 10 years.

•	As of December 31, 2013, our portfolio of 59 office properties was 92.3% leased and 90.1% occupied compared with 92.9% leased and 92.1% occupied for the same portfolio as of December 31, 2012.

•
As expected, we experienced the moveout of a 385,274-square-foot tenant on November 30, 2013, at our 180 Park Avenue property in Florham Park, NJ, that impacted our leasing metrics during the fourth quarter. Because this 385,274-square-foot moveout offset other positive leasing activity, we achieved a 28.7% tenant retention ratio with negative net absorption of approximately 189,000 square feet. For leases executed during the quarter, we experienced a 4.3% decrease in rental rates on a cash basis and a 1.8% increase in rental rates on a GAAP basis.
Financial Results:
Net Income Attributable to Common Stockholders was $12.9 million, or $0.10 per diluted share, for the fourth quarter of 2013 compared with Net Income Attributable to Common Stockholders of $11.9 million, or $0.09 per diluted share, for the fourth quarter of 2012. Net Income Attributable to Common Stockholders was $15.7 million, or $0.12 per diluted share, for 2013 compared with Net Income Attributable to Common Stockholders of $48.0 million, or $0.35 per diluted share, for 2012.
FFO was $59.4 million, or $0.46 per diluted share, for the fourth quarter of 2013 compared with $60.8 million, or $0.44 per diluted share, in the prior-year period. FFO for 2013 was $240.4 million, or $1.79 per diluted share, compared with $268.9 million, or $1.97 per diluted share, in the prior year.
Normalized FFO was $67.4 million, or $0.52 per diluted share, for the fourth quarter of 2013 compared with $64.2 million, or $0.47 per diluted share, in the prior-year period. Normalized FFO was $278.3 million, or $2.08 per diluted share, for 2013 compared with $273.8 million, or $2.00 per diluted share, in the prior year.
AFFO was $45.1 million, or $0.35 per diluted share, for the fourth quarter of 2013 compared with $42.4 million, or $0.31 per diluted share, in the prior-year period. AFFO was $188.9 million, or $1.41 per diluted share, for 2013 compared with $196.3 million, or $1.44 per diluted share, for the prior year.
Net Operating Income (NOI) for the fourth quarter of 2013 decreased 6.5% on a GAAP basis and decreased 3.5% on a cash basis compared with the prior-year period, primarily due to the sale of 18 properties in November. NOI for 2013 decreased 2.1% on a GAAP basis and decreased 3.4% on a cash basis compared with the prior year, primarily for the same reason. Same Store NOI for the fourth quarter of 2013 was flat compared with the prior-year period on a GAAP basis and increased 0.9% on a cash basis. Same Store NOI for 2013 increased 0.2% on a GAAP basis and decreased 1.1% on a cash basis compared with the prior year.
Distributions:
For the fourth quarter of 2013, the Company paid a dividend of $0.30 per share, or an annualized rate of $1.20 per share. The dividend was paid on December 17, 2013 to stockholders of record as of December 3, 2013.
Guidance for 2014:
For the year ending December 31, 2014, the Company expects to report Normalized FFO in the range of $1.90 to $1.98 per diluted share and Net Income Available to Common Stockholders in the range of $0.47 to $0.51 per diluted share.
A reconciliation of projected Net Income Available to Common Stockholders per diluted share to Normalized FFO per diluted share is provided as follows:

	Full Year
	2014 Range
	Low	High
Net income available to common stockholders	$0.47	$0.51
Plus: Real estate depreciation & amortization	1.43	1.47
Total Normalized FFO	$1.90	$1.98
The Company’s guidance for 2014 is based on the following assumptions for the Company’s portfolio. This guidance excludes the impact of the GAAP treatment of gain or loss on interest rate swaps.

•	Leased percentage at year end 2014 of 92.0% to 94.0%

•	Same Store Cash NOI growth of 1.0% to 2.0%

•	GAAP straight-lined rental income of $8 million to $10 million

•	Corporate G&A of $32 million to $34 million, excluding any unusual or one-time items

•	Dispositions of $250 million to $350 million

•	Acquisitions of $250 million to $350 million

•	Weighted average diluted share count of 125.0 million
These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. This annual guidance includes the continued repositioning of the portfolio based on the above assumptions. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, the timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.
Investor Conference Call and Webcast:
The Company will host a conference call and live audio webcast, both open for the general public to hear, on Thursday, February 13, 2014, at 12:00 p.m. ET to discuss quarterly financial results, business highlights and provide a Company update. The number to call for this interactive teleconference is (212) 231-2905. A replay of the conference call will be available through February 20, 2014, by dialing (800) 633-8284 or (402) 977-9140 and entering the confirmation number, 21703613.
The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at www.ColumbiaPropertyTrust.com. The online replay will be available in the Investor Relations section of the Company’s website shortly after the call and archived for approximately twelve months following the call.
About Columbia Property Trust
One of the nation’s largest office REITs, Columbia Property Trust invests in high-quality commercial office properties in primary markets nationwide and has achieved an investment-grade rating from both Moody's and Standard & Poor’s rating services. As of December 31, 2013, Columbia Property Trust's $5 billion portfolio consists of 43 properties, which include 59 operational buildings, comprising approximately 16.8 million square feet located in 13 states and the District of Columbia. For information about Columbia Property Trust, visit www.ColumbiaPropertyTrust.com.

Non-GAAP Supplemental Financial Measure Definitions:
The following non-GAAP Supplemental Financial Measures include earnings (or components of earnings), as defined, from both continuing operations and discontinued operations as presented in the accompanying consolidated statements of operations.
Funds from Operations - Funds from operations (“FFO”) is a non-GAAP measure used by many investors and analysts that follow the real estate industry to measure the performance of an equity REIT. We consider FFO a useful measure of our performance because it principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assume that the value of real estate diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful supplemental measure of our performance. We believe that the use of FFO, combined with the required GAAP presentations, is beneficial in improving our investors' understanding of our operating results and allowing for comparisons among other companies who define FFO as we do.
FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), represents net income (computed in accordance with GAAP), excluding gain on disposition of discontinued operations, impairment loss on real estate assets, plus depreciation of real estate assets and amortization of lease-related costs. We compute FFO in accordance with NAREIT's definition, which may differ from the methodology for calculating FFO, or similarly titled measures, used by other companies and this may not be comparable to those presentations.
FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions. Our presentation of FFO should not be considered as an alternative to net income.
Normalized FFO - We calculate Normalized FFO by starting with FFO, as defined by NAREIT, and adjusting for (i) consulting and transition services fees, (ii) real estate acquisition-related costs, (iii) listing costs, and (iv) loss on early extinguishment of debt. Such items create significant earnings volatility. We believe Normalized FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Normalized FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Normalized FFO.
Adjusted Funds from Operations - AFFO is calculated by adjusting Normalized FFO to exclude (i) additional amortization of lease assets (liabilities), (ii) straight-line rental income, (iii) gain (loss) on interest rate swaps, (iv) and non-incremental capital expenditures, and adding back (v) non-cash interest expense. Because AFFO adjusts for income and expenses that we believe are not reflective of the sustainability of our ongoing operating performance, we believe AFFO provides useful supplemental information. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.
EBITDA - EBITDA is defined as net income before interest, taxes, depreciation and amortization. We believe EBITDA is a reasonable measure of our liquidity. EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate EBITDA differently and our calculation should not be compared to that of other REITs.
Adjusted EBITDA - Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, consulting and transition services fees, real estate acquisition-related costs or other extraordinary items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe adjusted EBITDA is a reasonable measure of our liquidity. Adjusted EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
Forward-Looking Statements:
Certain statements contained in this press release other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such statements include, in particular, statements about our plans, strategies, guidance, and prospects and are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We make no representations or warranties (express or implied) about the accuracy of any such forward-looking statements contained in this press release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Any such forward-looking statements are subject to risks, uncertainties, and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual conditions, our ability to accurately anticipate results expressed in such forward-looking statements, including our ability to generate positive cash flow from operations, make distributions to stockholders, and maintain the value of our real estate properties, may be significantly hindered. See Item 1A in the Company's most recently filed Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of some of the risks and uncertainties that could cause actual results to differ materially from those presented in our forward-looking statements. The risk factors described in our Annual Report are not the only ones we face, but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also harm our business.

COLUMBIA PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)

	(Unaudited)		(Unaudited)
	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Revenues:
Rental income	$100,639	$95,791	$406,907	$381,796
Tenant reimbursements	24,292	23,934	90,875	88,402
Hotel income	5,452	5,522	23,756	23,049
Other property income	3,004	256	5,040	1,024
	133,387	125,503	526,578	494,271
Expenses:
Property operating costs	40,123	39,549	154,559	147,202
Hotel operating costs	4,566	4,356	18,340	18,362
Asset and property management fees:
Related-party	—	6,759	4,693	29,372
Other	289	751	1,671	2,421
Depreciation	27,285	24,933	108,105	98,698
Amortization	19,121	19,319	78,710	86,458
General and administrative	8,210	7,001	61,866	24,613
Listing costs	3,304	—	4,060	—
Acquisition fees and expenses	—	1,876	—	1,876
	102,898	104,544	432,004	409,002
Real estate operating income	30,489	20,959	94,574	85,269
Other income (expense):
Interest expense	(23,191)	(25,710)	(101,941)	(101,886)
Interest and other income	6,680	9,817	34,029	39,856
Loss on interest rate swaps	(144)	(1,107)	(342)	(1,225)
	(16,655)	(17,000)	(68,254)	(63,255)
Income before income tax benefit (expense)	13,834	3,959	26,320	22,014
Income tax benefit (expense)	146	(28)	(500)	(572)
Income from continuing operations	13,980	3,931	25,820	21,442
Discontinued operations:
Operating income (loss) from discontinued operations	(2,264)	4,752	(21,325)	6,484
Gains (losses) on disposition of discontinued operations	1,211	3,170	11,225	20,117
Income (loss) from discontinued operations	(1,053)	7,922	(10,100)	26,601
Net income	12,927	11,853	15,720	48,043
Less: net income attributable to nonredeemable noncontrolling interests	—	—	—	(4)
Net income attributable to the common stockholders of Columbia Property Trust, Inc.	$12,927	$11,853	$15,720	$48,039
Per-share information – basic and diluted:
Income from continuing operations	$0.11	$0.03	$0.19	$0.16
Income (loss) from discontinued operations	$(0.01)	$0.06	$(0.08)	$0.19
Net income attributable to the common stockholders of Columbia Property Trust, Inc.	$0.10	$0.09	$0.12	$0.35
Weighted-average common shares outstanding – basic and diluted	129,410	137,009	134,085	136,672
Dividends per share	$0.300	$0.380	$1.440	$1.880

All share amounts and computations using such amounts have been retroactively adjusted to reflect the August 14, 2013 four-for-one reverse stock split.

COLUMBIA PROPERTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per-share amounts)

	(Unaudited)	(Unaudited)
	December 31, 2013	December 31, 2012
Assets:
Real estate assets, at cost:
Land	$706,938	$789,237
Buildings and improvements, less accumulated depreciation of $604,497 and $580,334, as of December 31, 2013 and 2012, respectively	2,976,287	3,468,218
Intangible lease assets, less accumulated amortization of $298,975 and $315,840, as of December 31, 2013 and 2012, respectively	281,220	341,460
Construction in progress	7,949	12,680
Total real estate assets	3,972,394	4,611,595
Cash and cash equivalents	99,855	53,657
Tenant receivables, net of allowance for doubtful accounts of $52 and $117, as of December 31, 2013 and 2012, respectively	7,414	14,426
Straight-line rent receivable	113,592	119,673
Prepaid expenses and other assets	32,423	29,373
Deferred financing costs, less accumulated amortization of $11,938 and $8,527, as of December 31, 2013 and 2012, respectively	10,388	10,490
Intangible lease origination costs, less accumulated amortization of $216,598 and $230,930, as of December 31, 2013 and 2012, respectively	148,889	206,927
Deferred lease costs, less accumulated amortization of $27,375 and $24,222, as of December 31, 2013 and 2012, respectively	87,527	98,808
Investment in development authority bonds	120,000	586,000
Total assets	$4,592,482	$5,730,949
Liabilities:
Line of credit and notes payable	$1,240,249	$1,401,618
Bonds payable, net of discount of $1,070 and $1,322, as of December 31, 2013 and 2012, respectively	248,930	248,678
Accounts payable, accrued expenses, and accrued capital expenditures	99,678	102,858
Due to affiliates	—	1,920
Deferred income	21,938	28,071
Intangible lease liabilities, less accumulated amortization of $76,500 and $84,326, as of December 31, 2013 and 2012, respectively	73,864	98,298
Obligations under capital leases	120,000	586,000
Total liabilities	1,804,659	2,467,443
Commitments and Contingencies	—	—
Redeemable Common Stock	—	99,526
Equity:
Common stock, $0.01 par value, 900,000,000 shares authorized, 124,830,122 and 136,900,911 shares issued and outstanding as of December 31, 2013 and 2012, respectively	1,248	1,369
Additional paid-in capital	4,600,166	4,901,889
Cumulative distributions in excess of earnings	(1,810,284)	(1,634,531)
Redeemable common stock	—	(99,526)
Other comprehensive loss	(3,307)	(5,221)
Total equity	2,787,823	3,163,980
Total liabilities, redeemable common stock, and equity	$4,592,482	$5,730,949

COLUMBIA PROPERTY TRUST, INC.
FUNDS FROM OPERATIONS, NORMALIZED FUNDS FROM OPERATIONS
AND ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per-share amounts, unaudited)

	Three months ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Reconciliation of Net Income to Funds From Operations, Normalized Funds From Operations and Adjusted Funds From Operations:
Net income (loss) attributable to the common stockholders of Columbia Property Trust, Inc.	$12,927	$11,853	$15,720	$48,039
Adjustments:
Depreciation of real estate assets	27,689	29,540	119,835	120,307
Amortization of lease-related costs	19,999	22,589	86,300	102,234
Impairment loss on real estate assets	—	—	29,737	18,467
Gain on disposition of discontinued operations	(1,211)	(3,170)	(11,225)	(20,117)
Funds From Operations adjustments	46,477	48,959	224,647	220,891
Funds From Operations	$59,404	$60,812	$240,367	$268,930
Consulting and transition services fees (1)	—	1,500	29,187	3,000
Real estate acquisition-related costs	—	1,876	—	1,876
Listing costs	3,304	—	4,060	—
Loss on early extinguishment of debt	4,709	—	4,709	—
Normalized FFO	$67,417	$64,188	$278,323	$273,806
Other income (expenses) included in net income (loss), which do not correlate with our operations:
Additional amortization of lease assets (liabilities) (2)	(85)	(191)	(1,668)	(1,765)
Straight-line rental income	(3,605)	(6,238)	(22,793)	(11,033)
Gain (loss) on interest rate swaps	(1,176)	634	(5,530)	(173)
Non-cash interest expense (3)	655	988	3,602	3,881
Total other non-cash adjustments	(4,211)	(4,807)	(26,389)	(9,090)

Non-incremental capital expenditures (4)	(18,118)	(16,998)	(63,005)	(68,466)
Adjusted FFO	$45,088	$42,383	$188,929	$196,250
Weighted-average shares outstanding	129,410	137,009	134,085	136,672
Per-share information - basic and diluted
FFO per share	$0.46	$0.44	$1.79	$1.97
Normalized FFO per share	$0.52	$0.47	$2.08	$2.00
Adjusted FFO per share	$0.35	$0.31	$1.41	$1.44

(1)	See 10-Q filed May 8, 2013 for a description of these one time fees.

(2)
GAAP implicitly assumes that the value of intangible lease assets (liabilities) diminishes predictably over time and, thus, requires these charges to be recognized ratably over the respective lease terms. Such intangible lease assets (liabilities) arise from the allocation of acquisition price related to direct costs associated with obtaining a new tenant, the value of opportunity costs associated with lost rentals, the value of tenant relationships, and the value of effective rental rates of in-place leases that are above or below market rates of comparable leases at the time of acquisition. Like real estate values, market lease rates in aggregate have historically risen or fallen with local market conditions.

(3)
This item represents amortization of financing costs paid in connection with executing our debt instruments, and the accretion of premiums (and amortization of discounts) on certain of our debt instruments. GAAP requires these items to be recognized over the remaining term of the respective debt instrument, which may not correlate with the ongoing operations of our real estate portfolio.

(4)
Non-Incremental Capital Expenditures are defined as capital expenditures related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets’ income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure.

COLUMBIA PROPERTY TRUST, INC.
NET OPERATING INCOME AND SAME STORE NET OPERATING INCOME - GAAP BASIS
(in thousands, unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Reconciliation of Net Income to Net Operating Income and Same Store Net Operating Income:
Net income attributable to the common stockholders of Columbia Property Trust, Inc.	$12,927	$11,853	$15,720	$48,039
Net interest expense	23,191	25,710	101,941	101,886
Interest income from development authority bonds	(6,671)	(9,814)	(33,992)	(39,835)
Income tax expense (benefit)	(146)	28	500	572
Depreciation	27,285	24,933	108,105	98,698
Amortization	19,121	19,319	78,710	86,458
EBITDA	$75,707	$72,029	$270,984	$295,818
Consulting and transition services fees (1)	—	1,500	29,187	3,000
Listing costs	3,304	—	4,060	—
Real estate acquisition-related costs	—	1,876	—	1,876
EBITDA from discontinued operations adjustments	5,196	6,261	46,346	42,357
Adjusted EBITDA	$84,207	$81,666	$350,577	$343,051
Asset management fees (2)	—	7,875	5,083	32,000
General and administrative	8,210	5,501	32,679	21,613
Interest rate swap valuation adjustment	(1,176)	634	(5,530)	(173)
Interest expense associated with interest rate swaps	1,320	473	5,872	1,398
Lease termination income - GAAP (3)	(2,485)	—	(3,491)	—
NOI - GAAP basis from discontinued operations adjustments	250	414	2,263	(3,865)
Net Operating Income - GAAP Basis	$90,326	$96,563	$387,453	$394,024
Net Operating Income from:
Acquisitions (4)	(6,228)	(737)	(24,912)	(737)
Dispositions (5)	(4,336)	(16,040)	(38,993)	(70,514)
Same Store NOI - GAAP Basis	$79,762	$79,786	$323,548	$322,773

(1)
Includes nonrecurring fees incurred under the consulting and transition services agreements, which were terminated effective December 31, 2013. See Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and Annual Report on Form 10-K for the year ended December 31, 2012 for a description of these fees.

(2)	Includes amounts attributable to consolidated properties, including discontinued operations.

(3)	Includes adjustments for straight line-rent related to lease terminations.

(4)	Acquisitions include 333 Market Street in San Francisco, CA, acquired in December 2012.

(5)
Dispositions include: 2000 Park Lane, Lakepointes 3/5, Tampa Commons, Baldwin Point, 180 E 100 South, Edgewater, 11950 Corporate Blvd, One West Fourth, Dvintsev Business Center B, 2500 Windy Ridge Parkway, 4200 Wildwood Parkway, 4100-4300 Wildwood Parkway, 120 Eagle Rock, 919 Hidden Ridge, 4300 Centreway Place, One Century Place, Sterling Commerce Center, Chase Center Building, 4241 Irwin Simpson, 8990 Duke Road, 11200 West Parkland Avenue, College Park Plaza, 1200 Morris Drive, 13655 Riverport Drive, 15815 & 16201 25th Avenue West, and 333 & 777 Republic Drive.

COLUMBIA PROPERTY TRUST, INC.
NET OPERATING INCOME AND SAME STORE NET OPERATING INCOME - CASH BASIS
(in thousands, unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Reconciliation of Net Income to Net Operating Income and Same Store Net Operating Income:
Net income attributable to the common stockholders of Columbia Property Trust, Inc.	$12,927	$11,853	$15,720	$48,039
Net interest expense	23,191	25,710	101,941	101,886
Interest income from development authority bonds	(6,671)	(9,814)	(33,992)	(39,835)
Income tax expense (benefit)	(146)	28	500	572
Depreciation	27,285	24,933	108,105	98,698
Amortization	19,121	19,319	78,710	86,458
EBITDA	$75,707	$72,029	$270,984	$295,818
Consulting and transition services fees (1)	—	1,500	29,187	3,000
Listing costs	3,304	—	4,060	—
Real estate acquisition-related costs	—	1,876	—	1,876
EBITDA from discontinued operations adjustments	5,196	6,261	46,346	42,357
Adjusted EBITDA	$84,207	$81,666	$350,577	$343,051
Asset management fees (2)	—	7,875	5,083	32,000
General and administrative	8,210	5,501	32,679	21,613
Interest rate swap valuation adjustment	(1,176)	634	(5,530)	(173)
Interest expense associated with interest rate swaps	1,320	473	5,872	1,398
Lease termination income - Cash (3)	(2,056)	—	(2,062)	—
Amortization of deferred maintenance	58	28	207	112
Straight-line rent (2)	(3,605)	(6,238)	(22,793)	(11,033)
Net effect of above/(below) market amortization	(118)	—	(1,547)	(1,422)
Lease term expense - GAAP (4)	(70)	—	(71)	(1,106)
NOI - Cash basis from discontinued operations adjustments	47	(5)	739	(9,813)
Net Operating Income - Cash Basis	$86,817	$89,934	$363,154	$374,627
Net Operating Income from:
Acquisitions (4)	(5,769)	(682)	(23,077)	(682)
Dispositions (5)	(3,639)	(12,558)	(31,454)	(61,918)
Same Store NOI - Cash Basis	$77,409	$76,694	$308,623	$312,027

(1)
Includes nonrecurring fees incurred under the consulting and transition services agreements, which were terminated effective December 31, 2013. See Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and Annual Report on Form 10-K for the year ended December 31, 2012 for a description of these fees.

(2)	Includes amounts attributable to consolidated properties, including discontinued operations.

(3)	Excludes adjustments for straight line-rent related to lease terminations.

(4)	Includes adjustments for straight line-rent related to lease terminations.

(5)	Acquisitions include 333 Market Street in San Francisco, CA, acquired in December 2012.

(6)
Dispositions include: 2000 Park Lane, Lakepointes 3/5, Tampa Commons, Baldwin Point, 180 E 100 South, Edgewater, 11950 Corporate Blvd, One West Fourth, Dvintsev Business Center B, 2500 Windy Ridge Parkway, 4200 Wildwood Parkway, 4100-4300 Wildwood Parkway, 120 Eagle Rock, 919 Hidden Ridge, 4300 Centreway Place, One Century Place, Sterling Commerce Center, Chase Center Building, 4241 Irwin Simpson, 8990 Duke Road, 11200 West Parkland Avenue, College Park Plaza, 1200 Morris Drive, 13655 Riverport Drive, 15815 & 16201 25th Avenue West, and 333 & 777 Republic Drive.